Exhibit 99.1

ITUS and Videocon Enter Into Termination Agreement and Agree to Effectuate Return of ITUS Shares

MELVILLE, NY – September 3, 2014: ITUS Corporation (OTCQB: ITUS), a company that builds and protects innovation, today announced that its predecessor company, CopyTele, Inc. has agreed to amicably end its arrangement with Videocon Industries Limited, resulting in the termination of the Amended and Restated Technology License Agreement entered into by the parties on May 16, 2008, and terminating Videocon’s rights to ITUS’s valuable Nano Field Emission Display technology. Corresponding $5 million loans that were made by affiliates of ITUS and Videocon in connection with the 2008 transactions are also being cancelled, resulting in a positive adjustment to ITUS’s shareholders equity of approximately $850,000, and the return of 20 million shares of ITUS stock that was pledged in connection with the loans.

Robert Berman, ITUS’s President and CEO stated, “We are pleased to have reached agreement with Videocon, allowing us to resolve one of the few remaining issues that tied us to CopyTele’s past. In November of this year, our final legacy issues will be adjudicated via a 2-week trial against AU Optronics Corp., involving our patented Electrophoretic Display technology and nFED technology, as part of an arbitration where we are seeking over $300 million in damages from AUO.  We are in the process of completing our discovery in the AUO arbitration, and are very encouraged with the compelling evidence that we have uncovered so far.”

ITUS’s Nano Field Emission Display or nFED technology is protected by 26 U.S. patents.

About ITUS Corporation

ITUS develops and acquires patented technologies for the purposes of patent monetization and patent assertion. The company currently has 10 patent portfolios in the areas of Key Based Web Conferencing Encryption, Encrypted Cellular Communications, E-Paper® Electrophoretic Display, Nano Field Emission Display (“nFED”), Micro Electro Mechanical Systems Display (“MEMS”), Loyalty Conversion Systems, J-Channel Window Frame Construction, VPN Multicast Communications, Internet Telephonic Gateway, and Enhanced Auction Technologies. Additional information is available at www.ITUScorp.com.

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